Exhibit 23.1

The Board of Directors
EDGAR Online, Inc.

We consent to incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-81966 on Form S-3 of EDGAR Online, Inc. of our report dated February 1, 2001 relating to the balance sheets of EDGAR Online, Inc. as of December 31, 2000 and 1999 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000 and the related schedule, which report appears in the December 31 2000 annual report on Form 10-K of EDGAR Online, Inc.

KPMG LLP
Stamford CT

February 14, 2002